EXHIBIT 10.11

SCOTT'S LIQUID GOLD-INC.
2015 EQUITY AND INCENTIVE PLAN
RESTRICTED STOCK UNIT A WARD AGREEMENT
(NON-EMPLOYEE DIRECTOR)

This Restricted Stock Unit Award Agreement (the "Agreement') is made and entered into as of the Grant Date specified below between Scott's Liquid Gold-Inc. (the "Company") and the Participant named below ("Participant"), a director of the Company or an Affiliate thereof.

Participant:

Grant Date:

Number of Restricted Stock Units:

1.	Grant of Restricted Stock Units.

The Company hereby grants to the Participant restricted stock units (the "RSUs") pursuant to which the Company will pay in stock or cash to the Participant an amount equal to the Fair Market Value of one share of Common Stock as of the dates on which the applicable Restricted Period on the RSUs (or a portion of the RSUs) lapses, multiplied by the number of Vested Units, subject to Section 4 of this Agreement. The RS Us are being granted pursuant to the terms of the Company's 2015 Equity and Incentive Plan (the "Plan"). The RSUs and this Agreement are subject to and shall be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect. Any terms which are used in this Agreement without being defined and which are defined in the Plan shall have the meaning specified in the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan will govern and prevail.

2.	Restricted Period.

a.Vesting Schedule.

The Restricted Period begins on the Grant Date and one-third of the RSUs will become Vested Units on the Grant Date and on each anniversary of the Grant Date (each anniversary a "Lapse Date"), until the award is fully vested on the second anniversary of the Grant Date.

b.	Change in Control.

As provided in the Plan, in the event of the Participant's termination of Continuous Service without Cause or for Good Reason during the 18-month period following a Change in Control, the Restricted Period on the RSUs will lapse immediately such that the date that the Participant's Continuous Service is terminated will become the Lapse Date with respect to 100% of the RSUs and the Participant's RSUs will become Vested Units.

3.	Termination of Continuous Service.

Except as otherwise provided herein, if the Participant's Continuous Service is terminated for any reason prior to the expiration of Restricted Period, the Participant's RSU s that are not Vested Units will be cancelled, terminated and forfeited and the Participant will cease to have any right or interest in any portion of the RSUs.

4.	Settlement of Restricted Stock Units.
a.	Time of Settlement.

As soon as administratively practicable after the Lapse Date, but in no event later than March 15 of the calendar year following the year in which the Lapse Date occurs, the Company shall make any payment or deliver any shares of Common Stock due to the Participant under the Agreement.

b.	Form of Settlement.

In satisfaction of the Vested Units, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment will be equal to the Fair Market Value of the Common Stock as of the Lapse Date with respect to each Vested Unit.

c.	Issuance of Shares.

If the Committee elects to deliver shares of Common Stock in satisfaction of the Vested Units, the Company will issue the shares of Common Stock registered in the name of the Participant, the Participant's authorized assignee, or the Participant's legal representative, and evidenced by stock certificates representing the shares with the appropriate legends affixed thereto, by appropriate entry on the books of the Company or of a duly authorized transfer agent, or by other appropriate means as determined by the Company.

5.	No Right to Continued Service; No Rights as Shareholder.

Neither the Plan nor this Agreement confers upon the Participant any right to be retained in any position, as an Employee, Consultant or Director of the Company. The Participant has no rights as a shareholder with respect to any shares of Common Stock unless and until certificates representing the shares have been issued by the Company to the holder of such shares, or the shares have otherwise been recorded on the books of the Company or of a duly authorized transfer agent as owned by such holder.

6.	Nontransferability of Restricted Stock Units.

The RSUs are not transferable by the Participant. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the RSUs contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the RSUs, the RSUs shall immediately become null and void.

7.	Adjustments.

The number of RSUs may be adjusted or terminated in any manner permitted by the Plan, including by reason of any stock split or extraordinary corporate transaction.

8.	Employee Benefits.

The settlement of the RSUs will constitute special incentive compensation that will not be taken into account as "salary" or "compensation" or "bonus" in determining the amount of any payment under any pension, retirement, profit sharing or other remuneration plan, except to the extent required by the terms of such plan.

9.	Section 409A.

It is intended that this Agreement will comply with Section 409A of the Code and the interpretive guidance thereunder ("Section 409A"), including, to the maximum extent applicable, the exceptions for (among others) short-term deferrals, certain stock rights, separation pay arrangements, reimbursements, and in-kind distributions, and this Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent. Notwithstanding anything to the contrary in this Agreement, to the extent required to avoid accelerated taxation and tax penalties under Section 409 A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the 6 month period immediately following the Participant's termination of Continuous Service will instead be paid on the first payroll date after the six-month anniversary of the Participant's separation from service (or the Participant's death, if earlier). To the extent that any provision of this Agreement would fail to comply with the applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without requiring the Participant's consent, make such modifications to this Agreement and/or payments to be made thereunder to the extent it determines necessary or advisable to comply with the requirements of Section 409A. Nothing in this Agreement shall be construed as a guarantee of any particular tax effect, and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Section 409A.

10.	Interpretation.

The interpretations and constructions of any provision of and determinations on any question arising under the Plan or this Agreement shall be made by the Committee, and all such interpretations, constructions and determinations shall be final and conclusive as to all parties.

11.	Receipt of Plan.

By entering into this Agreement, Participant acknowledges: (i) that he or she has received and read a copy of the Plan; and (ii) that this Agreement is subject to and shall be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect.

12.	Governing Law.

This Agreement shall be construed and shall take effect in accordance with the laws of the State of Colorado, without regard to the conf1icts of laws rules of such State.

13.	Tax Matters.

Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax:-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any TaxRelated Items in connection with the grant, vesting, or settlement of the RSU s; and (b) does not commit to structure the RSUs to reduce or eliminate the Participant's liability for Tax-Related Items.

14.	Compliance with Law.

The settlement of the Vested Units and any issuance and transfer of shares of Common Stock are subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock will be issued pursuant to this Agreement unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the any shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

15.	Miscellaneous.

This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or 1mplied, written or oral, between the parties with respect hereto. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto, All notices or other communications which are required to be given or may be given to either party pursuant to the tenns of this Agreement shall be in writing and shall be delivered personally or by registered or certified mail, postage prepaid, to the address of the parties as set forth following the signature of such party. Notice shall be deemed given on the date of delivery in the case of personal delivery or on the delivery or refusal date as specified on the return receipt in the case of registered or certified mail. Either party may change its address for such communications by giving notice thereof to the other party in conformity with this paragraph.

IN WITNESS WHEREOF, the Company by a duly authorized officer of the Company and Participant have executed this Agreement effective as of the Grant Date.

SCOTT’S LIQUID GOLD-INC. By: Mark E. Goldstein, its President and CEO Date:	PARTICIPANT Date: